EXHIBIT 5.1

                           OPINION OF PEABODY & BROWN
               REGARDING LEGALITY OF SECURITIES BEING REGISTERED


                          [PEABODY & BR0WN LETTERHEAD]


                                October 31, 1997



Board of Directors
Delaware First Financial Corporation
400 Delaware Avenue
Wilmington, DE  19801

         Re:  Registration Statement on Form SB-2


Ladies and Gentlemen:

     You have requested our opinion as special counsel to Delaware First Financial Corporation (the "Company") in connection with the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to shares of common stock of the Company (the "Common Stock") to be issued in connection with Ninth Ward Savings Bank, FSB's simultaneous conversion from mutual to stock form and reorganization into the holding company form of ownership as a wholly owned subsidiary of the Company.

     In rendering this opinion, we understand that the Common Stock will be offered and sold in the manner described in the Prospectus which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Opinion."



                                                  Very truly yours,


                                                  /s/ Peabody & Brown